UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT

TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

FNEX Ventures

Address of Principal Business Office:

 One Indiana Square, Suite 2252

Indianapolis, IN 46204

Telephone Number:

(317) 580-2588

Name and Address of Agent for Service of Process:

Capitol Services, Inc.

1675 South State Street, Suite B

Kent County, Dover, Delaware 19901

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES  ☒  NO  ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Indianapolis and state of Indiana on the 13th day of July, 2018.

FNEX Ventures

By:	/s/ Todd R. Ryden
Todd R. Ryden Trustee

Attest:	/s/ Randall Linscott
Randall Linscott
President